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                                                                   EXHIBIT 10.12

                                  VIACELL, INC.

13 August 2003

George Daly, MD, PhD.
50 Young Rd
Weston, MA  02493

Dear George:

I would like to thank you for your commitment to being a member of ViaCell, Inc.'s Medical and Scientific Advisory Board. I look forward to our working relationship and appreciate your involvement in our company's mission to deliver the highest quality cellular medicines for the treatment of human disease. This letter is to conform our agreement effective 1 June 2003. This new agreement is essentially a one-year extension of our current agreement.

ViaCell will compensate you as outlined below:

          - Annual retainer fee of $20,000 paid quarterly in installments of $5,000

          - MSAB meetings generally include dinner meeting night before plus full day Board meeting.

          -    Payment to be within 30 days following the attendance:

               -    $5,000 for attendance to MSAB full day meeting

               -    $500 for telephonic attendance of MSAB meeting

          - Expectation: 2 to 3 MSAB meetings per year. Phone calls, intermittent consulting, occasional meetings and conference calls, occasional publication reviews periodically throughout the year.

          - Stock options: 30,000 Non-Qualified Stock Options (12,000 for role as Chairman and 18,000 for general clinical and scientific consultant) at $5.00 per share, 9,000 of which are fully vested. 21,000 of the shares will vest on the first annual anniversary date of this agreement (to represent a one-year commitment).

ViaCell will reimburse you for miscellaneous travel expenses incurred on behalf of the Company. Ann Charest will arrange your flights and the flight cost will be billed directly to ViaCell. Other business expenses should be submitted to Ann Charest on the attached expense form. The Company will reimburse you in a timely fashion. I am confident you will use good prudent business judgment as it relates to business travel expenses.

        VIACELL, INC.O 131 CLARENDON STREETO BOSTON, MASSACHUSETTS 02116
            PHONE 617 266 4373O FAX 617 247 4733O WWW.VIACELLINC.COM

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May 27, 2003
George Daley, MD, PhD.
Page 2 of 2

This agreement may be terminated after twelve months by either party upon 14 days written notice for any reason or immediately in the event of a breach of the terms of any agreement between the parties. It is further understood that while you are serving as a member of ViaCell's Medical and Scientific Advisory Board, you will not serve as a consultant, employee, or in any similar capacity with any entity or individual in competition with ViaCell, Inc. and its Viacord Cord Blood Banking Service.

A copy of this agreement letter and ViaCell's Non-Disclosure Agreement are enclosed for your signature. One set of copies is for you and the other to return to us in the self-addressed envelope.

Sincerely,

/s/ Marc Beer

Marc D. Beer
Chairman and Chief Executive Officer                Agreed to by:

                                                    /s/ George Daley
                                                    ----------------------------
                                                    George Daley, MD, PhD.